Exhibit 99.1

ASCENDIA BRANDS IN DISCUSSIONS WITH LENDERS, APPOINTS RESTRUCTURING ADVISER

Hamilton, NJ – November 9 2007 -- Ascendia Brands, Inc. (AMEX: ASB) today announced that it has commenced negotiations with its lenders and is actively seeking additional capital to address current and future liquidity needs. Ascendia also announced that it has entered into an agreement with Carl Marks Advisory Group LLC to provide financial, operating and restructuring advisory services. Carl Marks will assist Ascendia examine ways to restructure its business operations, reduce costs, increase operating income and margins, rationalize production and distribution and generate increased cash flow.

Ascendia anticipates that its current cash and cash equivalents, together with cash flow expected to be generated from operations and available credit facilities, if any, may not be sufficient to meet its operating requirements for the forthcoming 12 months.

Ascendia’s President and Chief Executive Officer, Steven R. Scheyer, commented: “The measures we are announcing today are intended to assure our ability to continue our business in the ordinary course as we complete a comprehensive review of our operations. Ascendia has a long and proud heritage in the health and beauty care sector, but we cannot allow tradition to stand in the way of making our business more efficient. We recognize that, in order to prosper in a highly competitive environment, we need constantly to be looking for ways to produce new and better products and provide better service at a lower cost. After some initial challenges in integrating the Calgon and the healing garden into our manufacturing and distribution operation we have been improving service levels and will continue aggressively to build on these improvements throughout the current year and into 2008.”

Scheyer added: “We are also excited about the new products we are bringing to market at the start of 2008, including the re-launch of the healing garden line. We are very pleased with the enthusiastic response these new items have already generated among our retail customers and we appreciate the efforts of our vendors and suppliers in helping us bring these products to market on an accelerated schedule.”

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About Ascendia Brands

Ascendia Brands, Inc. is a leader in the value and premium value segments of the health and beauty care products sector. In November 2005, Ascendia expanded its range of product offerings through the acquisition of a series of brands, including Baby Magic®, Binaca®, Mr. Bubble® and Ogilvie®, and in February 2007 it acquired the Calgon™ and the healing garden® brands. The Company is headquartered in Hamilton, New Jersey, and operates two manufacturing facilities, in Binghamton, New York, and Toronto, Canada. Visit http://www.ascendiabrands.com for additional information.

Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, 21E of the Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding business plans, future regulatory environment and approval and, the Company’s ability to comply with the rules and policies of independent regulatory agencies. Although the Company believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct. The Company undertakes no obligation to update these forward-looking statements.

*Calgon is a licensed trademark.

Investor Relations Contact:

John G. Nesbett

IMS, Inc.

(203) 972-9200

jnesbett@institutionalms.com